Exhibit 1.1

                             Key Energy Group, Inc.
                              255 Livingston Avenue
                         New Brunswick, New Jersey 08901


                                                        As of March 21, 1996

WellTech, Inc.
3535 Briarpark, Suite 200
Houston, Texas  77042

Re:      Modification of Agreement and Plan of Merger

Ladies and Gentlemen:

         Reference is hereby made to the Agreement and Plan of Merger between Key Energy Group, Inc. ("Key") and WellTech, Inc. (the "Company"), dated as of November 18, 1995, as amended by Amendment No. 1, dated as of January 18, 1996, and as further amended by Amendment No. 2, dated as of February 29, 1996 (the "Agreement"). Unless otherwise stated herein, capitalized terms shall have the meaning given to them in the Agreement.

         The purpose of this letter agreement is to modify the Agreement as follows:

         1. Section 2.1(d) is amended by substituting the phrase "closing Key share price on the day before the Closing" for the phrase "Key Share Price" in the fifth line thereof.

         2. Key and the Company agree that there shall be no third party designated as an "Exchange Agent" under
Section 2.2 of the Agreement. All references to an "Exchange Agent" and "Exchange Fund" and provisions relating thereto in the Agreement are hereby deleted.

         3. Section 2.2(a) is hereby deleted in its entirety.

         4. At the Closing, the Company shall surrender and deliver to Key Certificates evidencing the number of Company
Shares held by the shareholders of the Company, and upon receipt of each Certificate, Key shall deliver the Exchange Merger
Consideration in accordance with Section 2.1(a) to the holder of such Certificate, it being understood, however, that the failure of the Company to deliver a certificate shall not delay the Closing. In no event shall Key be required to deliver Exchange Merger Consideration to a holder of Company Shares until such holder surrenders his Certificate(s) to Key.


WellTech, Inc.
As of March 21, 1996
Page 2

         5. Except as set forth in this letter agreement, the exchange of Certificates for the Exchange Merger Consideration shall be effectuated in accordance with the Agreement and the Agreement is ratified and confirmed and remains in full force and effect.

         By executing a copy of this letter and returning it to Key, you will confirm our mutual understanding and agreement set forth above.

                                       Very truly yours,



                                       KEY ENERGY GROUP, INC.


                                       By: ____________________

                                            Francis D. John
                                            President


Accepted and agreed to as of the date first written above.

WELLTECH, INC.


By: ________________________